Mr Sam Kyriacou                                               Standard & Poor's (Australia) Pty Ltd
Managing Director                                             Level 37
Interstar Securities (Australia) Pty Ltd                      120 Collins Street
Interstar Securitisation Management Pty Ltd                   Melbourne Vic 3000
PO Box 626                                                    Australia
Market Street Post Office                                                       Our ref Interstar-SignoffEC2305-MTLcleanpdf
Melbourne Vic 3007
Australia                                                                       Contact Jim Mooney 9288 5891

Moody's Investors Service                                     Barclays Capital Inc.
Level 12                                                      200 Park Avenue
55 Hunter Street                                              New York
Sydney  NSW  2000                                             New York 10166
Australia                                                     USA

The Directors                                                 The Bank of New York
Perpetual Trustees Victoria Limited                           New York Branch
Level 7                                                       101 Barclay Street
9 Castlereagh Street                                          New York
Sydney  NSW  2000                                             New York 10286
Australia                                                     USA

30 May 2003

Dear Sirs

INTERSTAR MILLENNIUM SERIES 2003-3G TRUST
CLASS A2 AND B1 NOTES

We have reviewed the taxation information contained in the following draft documents for the Class A2 and B1 Notes for the Interstar Millennium Series 2003-3G Trust ('the Trust') as provided to us ('documents'):

o      the Prospectus;

o      the Security Trust Deed;

o      the Series Notice;

o      the Agency Agreement;

o      the Note Trust Deed;

o      the Information Memorandum;

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o      the Notice of Creation of Trust;

o      the Master Trust Deed; and

o the ISDA Master Agreements for Interest Rate and Currency Rate Swaps and Schedules to these Agreements.

For the purposes of giving this opinion we have assumed that where documents have been submitted to us in draft form they will be executed in the form of that draft.

On the understanding that no substantial changes will be made to the documents, or to the structure of the program, we advise as follows:

o      we have reviewed the documents;

o our review was limited to the correctness of taxation information contained in the documents, including information relating to income tax, withholding tax and goods and services tax but excluding stamp duty;

o our review is limited to the Australian taxation consequences of an investment in the Trust;

o we have not considered the application of the taxation laws of foreign jurisdictions,

o in our opinion, the taxation disclosures contained in the documents are not misleading by misstatement or omission. This opinion is limited to relevant Australian taxation matters only;

o the taxation information assumes the continuance of taxation laws as at the date of the offer, and does not include an analysis of potential future taxation amendments. The ultimate interpretation of laws rests with the Courts and current interpretation may be subject to amendment during the currency of this product;

o we note that under the Review of Business Taxation recommendations it was proposed that from 1 July 2001, some trusts were to be taxed as if they were companies. The Federal Government released exposure draft legislation in relation to these proposed measures, however, due to various complications with the rules contained in the draft legislation, it has since been withdrawn. There is uncertainty as to whether the Federal Government will release further draft legislation. The progress and application of any future legislation will need to be monitored;

o we note that the documentation provides that non-residents may subscribe for notes issued by the Trustee as Trustee of the Trust. We have reviewed the Prospectus and are satisfied that the non-resident noteholders will not be subject to interest withholding tax as the notes are issued in accordance with requirements of section 128F of the Income Tax Assessment Act 1936;

o we note that the Federal Government has released Legislation in relation to a new Tax Consolidation regime to apply from 1 July 2002. The head company of a tax consolidated group will be liable for income tax in respect of itself and its wholly-owned group members.

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       Where, however, the head company fails to meet its income tax liabilities, each wholly-owned group member is joint and severally liable to pay the consolidated group's income tax liabilities.

       It is our understanding that it is not the current intention of the Trustee or the Trust Manager that an election to consolidate be made and thus no intention that the Trust form part of a tax consolidated group. On the basis that this remains the case, the Trust would not be liable to pay the income tax liabilities of other group members;

o we note that the documentation provides that the Australian Federal Government introduced into Parliament on 29 May 2003 The New Business (Taxation of Financial Arrangements) Bill (No. 1) 2003 ('the Bill'). The Bill includes proposed measures in relation to the treatment of foreign currency gains and losses on transactions entered into on or after the first income year commencing on or after 1 July 2003. In addition, the new rules will also apply, at the option of the taxpayer, to foreign currency gains and losses on transactions entered into prior to the first income year commencing after 1 July 2003 but realised after that time.

       The Bill also contains proposed measures in relation to the removal of the taxing point on conversion or exchange of certain traditional securities. These proposed measures apply to traditional securities issued after 14 May 2002.

       The progress of the Bill and future Legislation will need to be monitored;

o we have had no involvement in the preparation of any other part of the documentation and, therefore, we make no representation or warranties as to the completeness, accuracy or otherwise of information in the documentation other than references to taxation matters.

DISCLAIMERS

GENERAL TAX REFORM

Our tax opinion is based on current taxation law as at the date our tax opinion is provided. You will appreciate that the tax law is frequently being changed, both prospectively and retrospectively. A number of key tax reform measures have been implemented, a number of other key reforms have been deferred and the status of some key reforms remains unclear at this stage.

Unless special arrangements are made, this tax opinion will not be updated to take account of subsequent changes to the tax legislation, case law, rulings and determinations issued by the Australian Commissioner of Taxation or other practices of taxation authorities. It is your responsibility to take further advice, if you are to rely on our tax opinion at a later date.

We are, of course, unable to give any guarantee that our interpretation will ultimately be sustained in the event of challenge by the Australian Commissioner of Taxation.

GST

This tax opinion is based upon A New Tax System (Goods and Services Tax) Act 1999 together with subsequent amendments up to the date of this letter. Our tax opinion is made in the absence

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of judicial guidance as to how the law will be interpreted in Australia to properly resolve many of the difficult questions of construction that arise. Our comments should be read with this in mind.

THIRD PARTY

Our tax opinion is made specifically for the addressees listed above. Accordingly, neither the firm nor any member or employee of the firm undertakes responsibility in any way whatsoever to any other person or company for any errors or omissions in the tax opinion given, however caused.

Investors should seek their own taxation advice in relation to their investment in the Trust.

CONSENT

We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.

Yours sincerely


/s/James Mooney
------------------------
Jim Mooney
Partner